Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Autodesk, Inc. for the registration of senior debt securities and to the incorporation by reference therein of our reports dated March 19, 2020, with respect to the consolidated financial statements of Autodesk, Inc. and the effectiveness of internal control over financial reporting of Autodesk, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2020, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Francisco, California

September 2, 2020